Exhibit 23.3

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2013, relating to the consolidated financial statements of Masonite International Corporation, appearing in the registration statement on Form 10 dated August 19, 2013.

/s/ DELOITTE LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

September 11, 2013